As filed with the U.S. Securities and Exchange Commission on October 25, 2016

Registration No. 333-213891

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Myovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

+1 (441) 824-8101

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road

Wilmington, DE 19808

(866) 846-8765

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Frank F. Rahmani John T. McKenna Alison A. Haggerty Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000	Marc D. Jaffe Nathan Ajiashvili Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities being Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Common shares, $0.000017727 par value per common share	14,950,000	$15.00	$224,250,000	$23,369

(1)	Includes common shares that the underwriters have the option to purchase.
(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.
(3)	The Registrant previously paid the registration fee of $23,369.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-213891) of Myovant Sciences Ltd. is being filed solely to file amended Exhibits 5.1 and 10.1. This Amendment No. 5 to Registration Statement does not modify any provision of the prospectus that forms a part of this Amendment No. 5 to Registration Statement. Accordingly, the prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common shares being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NYSE initial listing fee.

Amount to be Paid
SEC registration fee	$23,369
FINRA filing fee	34,138
NYSE initial listing fee	97,840
Printing and engraving expenses	275,000
Legal fees and expenses	1,600,000
Accounting fees and expenses	350,000
Transfer agent and registrar fees and expenses	25,000
Miscellaneous fees and expenses	94,653

Total	$2,500,000

Item 14. Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

In connection with this offering, we expect to enter into indemnification agreements with each of our directors and executive officers. These indemnification agreements will provide the directors and executive officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Bermuda law.

In addition, the underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Issuances of Share Capital

1. In February 2016, we issued 5,641,112 common shares to Roivant Sciences Ltd. our majority shareholder for $100, or $0.000017727 per common share.

2. In April 2016, we issued an additional 31,590,230 common shares to Roivant Sciences Ltd. for no consideration.

3. In April 2016, we issued 5,077,001 common shares to Takeda Pharmaceuticals International AG in connection with the execution of that certain license agreement by and between us and Takeda Pharmaceuticals International AG.

4. In April 2016, we issued a warrant for an indeterminate number of capital shares to Takeda Pharmaceuticals International AG.

5. In June 2016, we issued 1,128,222 common shares to Lynn Seely, M.D., our Principal Executive Officer, pursuant to a restricted stock grant.

6. In June 2016, we issued 153,846 common shares to Takeda Pharmaceuticals International AG upon the automatic exercise of the warrant set forth in paragraph (4) above.

7. In August 2016, we granted stock options to purchase an aggregate of 602,743 common shares, with an exercise price of $2.38 per share, to our employees and consultants under our 2016 Equity Incentive Plan.

8. In August 2016, we issued 82,194 common shares to Takeda Pharmaceuticals International AG upon the automatic exercise of the warrant set forth in paragraph (4) above.

9. In September 2016, we granted stock options to purchase an aggregate of 572,568 common shares, with a weighted-average exercise price of $4.00 per share, to our employees and directors under our 2016 Equity Incentive Plan.

10. In September 2016, we issued 78,079 common shares to Takeda Pharmaceuticals International AG upon the automatic exercise of the warrant set forth in paragraph (4) above.

The offers, sales and issuances of the securities set forth in paragraphs (1), (2), (3), (4), (6), (8) and (10) above were deemed to be exempt from registration under Section 4(a)(2) of the Securities Act.

The offers, sales and issuances of the securities set forth in paragraphs (5), (7) and (9) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 thereunder as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701.

The offers, sales and issuances of the securities set forth above give effect to the 100,000-for-1 stock split effected on April 27, 2016 and the 1-for-1.7727 reverse stock split to be effected prior to the effective date of this Registration Statement.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and are incorporated by reference herein.

(b)	Financial Statement Schedules.

See Index to Consolidated Financial Statements on Page F-1. All schedules have been omitted because they are not required or are not applicable.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 25th day of October, 2016.

MYOVANT SCIENCES LTD.

By:	/s/ Lynn Seely, M.D.
Lynn Seely, M.D. Principal Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 5 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lynn Seely, M.D. Lynn Seely, M.D.	Principal Executive Officer and Director	October 25, 2016

/s/ Frank Karbe Frank Karbe	Principal Financial and Accounting Officer	October 25, 2016

* Mark Altmeyer	Director	October 25, 2016

* Wayne DeVeydt	Director	October 25, 2016

* Keith Manchester, M.D.	Director	October 25, 2016

* Vivek Ramaswamy	Director	October 25, 2016

* Kathleen Sebelius	Director	October 25, 2016

*By:	/s/ Lynn Seely, M.D.
Lynn Seely, M.D. Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1†	Form of Underwriting Agreement.

3.1†	Certificate of Incorporation.

3.2†	Memorandum of Association.

3.3†	Amended and Restated Bye-laws, as currently in effect.

3.4†	Form of Second Amended and Restated Bye-laws, to be effective immediately prior to the closing of this offering.

5.1	Opinion of Conyers Dill & Pearman Limited as to legality.

10.1*	License Agreement, dated April 29, 2016, by and between the Registrant and Takeda Pharmaceuticals International AG, as amended.

10.2*†	Agreement for the Manufacture and Supply of Clinical Trial Material, dated June 7, 2016, by and between the Registrant and Takeda Pharmaceuticals Company Limited, as amended.

10.3†	Investor Rights Agreement, dated April 29, 2016, by and between the Registrant, Roivant Sciences Ltd. and Takeda Pharmaceuticals International AG.

10.4*†	Warrant, dated April 29, 2016, issued to Takeda Pharmaceuticals International AG.

10.5+†	2016 Equity Incentive Plan, as amended.

10.6+†	Forms of Option Grant Notice and Option Agreement under 2016 Equity Incentive Plan, as amended.

10.7+†	Form of Early Exercise Stock Purchase Agreement under 2016 Equity Incentive Plan, as amended.

10.8+†	Form of Indemnification Agreement with directors and executive officers.

10.9†	Services Agreement, dated as of July 6, 2016, by and among Roivant Sciences, Inc., Myovant Sciences, Inc. and the Registrant.

10.10*†	Option Agreement, dated June 1, 2016, by and between Roivant Sciences Ltd. and the Registrant.

10.11†	Information Sharing and Cooperation Agreement, dated as of July 6, 2016, by and between Roivant Sciences Ltd. and the Registrant.

10.12+*†	Employment Agreement, dated as of May 31, 2016, by and between Lynn Seely, M.D. and Myovant Sciences, Inc.

10.13+†	Offer Letter, dated September 20, 2016, by and between Frank Karbe and Myovant Sciences, Inc.

10.14†	Right of First Negotiation and Board Observer Agreement, dated October 22, 2016, by and between the Registrant and C.P. Pharmaceuticals International C.V.

21.1†	Subsidiaries of the Registrant.

23.1†	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1†	Powers of Attorney (included on the signature page to this registration statement).

+	Indicates management contract or compensatory plan.
*	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and have been separately filed with the Securities and Exchange Commission.
†	Previously filed.